Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-98625 on Form S-8 of First Security Bancorp, Inc. of our report dated February 6, 2004 relating to the 2003 consolidated financial statements appearing in this Annual Report on Form 10–KSB of First Security Bancorp, Inc. for the year ended December 31, 2004.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Lexington, Kentucky
March 29, 2005